Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO
THE SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
ISRAEL GROWTH PARTNERS ACQUISITION CORP.

Israel Growth Partners Acquisition Corp., a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies as follows:

FIRST:  The Corporation’s Second Amended and Restated Certificate of Incorporation (the “Charter”) filed with the Secretary of State of the State of Delaware on July 11, 2006, is hereby amended by striking out Article THIRD in its entirety and by substituting in lieu thereof the following new Article THIRD:

“THIRD:  The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the GCL.”

SECOND:  The Charter is hereby further amended by striking out Article SIXTH, Sub-paragraph C thereof and by substituting in lieu of said Sub-paragraph the following new Sub-paragraph:

“C.           Upon this Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the “Effective Time”), all outstanding shares of Class B Common Stock shall be automatically cancelled and shall revert to the status of authorized but unissued shares of Class B Common Stock, and the Corporation shall thereupon promptly distribute, and shall cause its officers to effect the distribution of, the Trust Fund, inclusive of any interest thereon, to the holders of Class B Common Stock.  The Corporation shall pay no distributions out of the Trust Fund to any other shares of capital stock of the Corporation.  From and after the Effective Time and until surrendered to the trustee of the Trust Fund, any certificate evidencing shares of Class B Common Stock shall represent solely the right of the holder to receive his ratable proportion of any distribution from the Trust Fund.”

THIRD:  The amendment of the Charter herein certified has been duly adopted in accordance with the provisions of Section 228 and Section 242 of the General Corporation Law of the State of Delaware.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to Second Amended and Restated Certificate of Incorporation to be executed and acknowledged by Dror Gad, its Chief Executive Officer and Executive Vice President, this 16th day of February, 2009.

ISRAEL GROWTH PARTNERS ACQUISITION CORP.

By:	/s/ Dror Gad
Name: Dror Gad
Title: Chief Executive Officer and Executive Vice President